Exhibit 4.4

Dated June 27 , 2007

DELHAIZE GROUP S.A.

as Issuer

ING BELGIUM SA/NV

as Principal Paying Agent

THE BANK OF NEW YORK

as Trustee

AGENCY AGREEMENT

relating to

USD 450,000,000 6.50% Senior Notes

due June 27, 2017

BETWEEN:

(1)	DELHAIZE GROUP S.A., having its registered office at Square Marie Curie 40, 1070 Brussels, Belgium (the “Issuer”);

(2)	ING BELGIUM SA/NV at its specified office at avenue Marnix 24, B-1000 Brussels, Belgium, as principal paying agent (the “Principal Paying Agent”); and

(3)	THE BANK OF NEW YORK at its specified office at One Canada Square, London, England E14 5AL (the “Trustee”).

WHEREAS:

(A)	The Issuer proposes to issue USD 450,000,000 6.50% senior notes due June 27, 2017 (the “Notes”) on the Issue Date.

(B)	Notes shall initially be offered and sold in reliance on Rule 144A under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) in the form of one or more 144A Global Notes and in offshore transactions in reliance on Regulation S under the U.S. Securities Act in the form of one or more Regulation S Global Notes (together, the “Global Notes”).

(C)	The Notes will be issued under and governed by the terms of an Indenture by and between the Issuer and the Trustee dated June 27, 2007 (as amended, supplemented and/or restated from time to time, the “Indenture”).

(D)	The Issuer may issue Notes in definitive registered form (the “Definitive Registered Notes”) after the Issue Date under certain circumstances as described in the Indenture.

1.	INTERPRETATION

1.1	Definitions

“Certificate” means a certificate which will evidence the entry of the Holder of an interest in a Definitive Registered Note in the Register.

“Clearing Agreement” means the agreement dated June 27, 2007 by and among the Issuer, the Principal Paying Agent and the NBB.

“Clearing Regulations” means the regulations of the X/N System, as amended from time to time.

“Paying Agents” means the Principal Paying Agent or the Registrar and any other or further paying agents appointed under this Agreement.

“Register” means the register of interests in Definitive Registered Notes kept by the Issuer or an agent appointed by the Issuer for such purpose.

The term “surrender” shall, where the context so admits, include the relinquishing of right and title to a security to the extent the security cannot physically be surrendered.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

1.2	Headings

Headings shall be ignored in construing this Agreement.

1.3	Statutory Modifications

All references in this Agreement to the provisions of any statute shall be deemed to be references to that statute as from time to time modified, extended, amended or re-enacted or to any statutory instrument, order or regulation made thereunder or under such re-enactment.

1.4	Variations

All references in this Agreement to an agreement, instrument or other document (including, without limitation, this Agreement and the Notes) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, restated or supplemented from time to time.

1.5	Alternative Clearing System

All references in this Agreement to the X/N System, Euroclear and/or Clearstream, Luxembourg shall, wherever the context so permits, be deemed to include reference to any additional or alternative clearing system approved by the National Bank of Belgium (the “NBB”), the Issuer, the Principal Paying Agent and the Trustee.

1.6	Principal or Interest

References in this Agreement to the principal or interest in respect of any Global Note or Definitive Registered Note, as the case may be, shall be construed in accordance with the relevant provisions of the Indenture.

1.7	Clauses and Schedules

Any reference in this Agreement to a Clause or to a Schedule is, unless otherwise stated, to a clause hereof or to a schedule hereto.

2.	X/N SYSTEM, EUROCLEAR AND CLEARSTREAM, LUXEMBOURG PROCEDURES APPLICABLE

The Clearing Regulations, the provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” of Euroclear and the “General Terms and Conditions of Clearstream, Luxembourg Banking” and “Customer Handbook” of Clearstream, Luxembourg will be applicable to transfers of Book-Entry Interests in the Global Notes that are held by Participants through Euroclear or Clearstream, Luxembourg.

For the avoidance of doubt, Definitive Registered Notes will not be eligible for settlement through the X/N System.

3.	APPOINTMENT OF AGENTS

3.1	Principal Paying Agent

The Principal Paying Agent is hereby appointed, and the Principal Paying Agent hereby agrees to act, as agent of the Issuer in respect of the Global Notes and the Definitive Registered Notes, as the case may be, in accordance with the terms of this Agreement and the relevant provisions of the Indenture, for the purpose of performing those obligations and duties imposed upon the Principal Paying Agent by this Agreement and the Indenture.

For the avoidance of doubt, the Principal Paying Agent will not act as Paying Agent for the Definitive Registered Notes since they are not eligible for settlement through the X/N System.

3.2	Paying Agents

The Issuer may by way of agreement supplemental hereto appoint one or more Paying Agents (in addition to the Principal Paying Agent), and each such Paying Agent so appointed agrees to act as paying agent of the Issuer in respect of the Global Notes or Definitive Registered Notes, as the case may be, in accordance with the terms of this Agreement and the relevant provisions of the Indenture, for the purpose of paying sums due on the Global Notes or Definitive Registered Notes, as the case may be, and performing all other obligations and duties imposed upon Paying Agents by the Indenture and this Agreement.

3.3	Additional Duties

The Paying Agents shall perform such duties as are set out in this Agreement together with such additional duties as are set out with respect to such Paying Agents in the Indenture. No obligations or duties of the Paying Agents which are not expressly stated herein or in the Indenture shall be implied.

3.4	Obligations and Duties of the Paying Agents

The obligations and duties of the Paying Agents under this Agreement shall be several and not joint.

3.5	Representation and Warranty of the Paying Agents

Each Paying Agent hereby represents and warrants to the Issuer that it is qualified to act in its respective capacities under the provisions of this Agreement, the Indenture and under applicable law.

3.6	Paying Agents to Act for Trustee

At any time after a Default or an Event of Default shall have occurred and shall be continuing or the Global Notes or Definitive Registered Notes, as the case may be, shall otherwise have become due and repayable or the Trustee shall have received any money which it proposes to pay under Section 6.10 of the Indenture to the Holders, the Trustee may:

(a)	by notice in writing to the Issuer, the Principal Paying Agent, any other Paying Agents require the Principal Paying Agent and any other Paying Agents (if other than the Issuer or a Subsidiary of the Issuer) pursuant to this Agreement:

(i)	to act thereafter as Principal Paying Agent or Paying Agent in relation to payments to be made by or on behalf of the Trustee under the provisions of the Indenture mutatis mutandis on the terms provided in this Agreement (save that the Trustee’s liability under any provision of this Agreement for the indemnification, remuneration and payment of out-of-pocket expenses of the Principal Paying Agent, or any other Paying Agent shall be limited to the amounts for the time being held by the Trustee on the trust of the Indenture relating to the Global Notes or Definitive Registered Notes, as the case may be, and available for such purpose) and thereafter to hold all Global Notes or Definitive Registered Notes, as the case may be, and all sums (not otherwise directly payable to the Holders under Section 4.01 of the Indenture), documents and records held by them in respect of Global Notes or Definitive Registered Notes, as the case may be, on behalf of the Trustee; or

(ii)	to deliver up all sums, documents and records held by them in respect of Global Notes or Definitive Registered Notes, as the case may be, to the Trustee or as the Trustee shall direct in such notice; provided that such notice shall be deemed not to apply to any documents or records which the relevant Agent is obliged not to release by any applicable law or regulation; and

(b)	by notice in writing to the Issuer, require the Issuer to make all subsequent payments in respect of the Global Notes or Definitive Registered Notes, as the case may be, to or to the order of the Trustee and not to the Principal Paying Agent in accordance with Section 2.05 of the Indenture.

3.7	Notices of Change of Trustee or Paying Agent

The Issuer shall forthwith give notice to each of the Paying Agents of any change in the Person or Persons appointed as Trustee and shall forthwith give notice to the Trustee of any change in the Person or Persons appointed as any of the Paying Agents.

4.	TRANSFER AND EXCHANGE OF GLOBAL NOTES

4.1	The Global Notes

Upon execution and issuance by the Issuer of any Global Notes and authentication of such Global Notes by the Trustee in accordance with Section 2.03 of the Indenture, the Trustee or its agent will cause the Global Notes to be delivered to the NBB. Upon receipt of the Global Notes, the Principal Paying Agent will cause the NBB to verify the receipt thereof in writing to the Principal Paying Agent who will immediately deliver a copy of the same to the Issuer and the Trustee.

4.2	The Definitive Registered Notes

In connection with any transfer or exchange under Section 2.07 and Appendix A of the Indenture, the Issuer hereby authorizes and instructs the Trustee to complete (as directed by the Principal Paying Agent or any other Paying Agent or as initialed by the Trustee itself) any Definitive Registered Notes and any Certificates delivered to the Trustee for execution by the Issuer pursuant to this Clause 4.2 (The Definitive Registered Notes), in each case if and as required under Belgian law or the terms of the Indenture, and to send any such completed Definitive Registered Notes and such Certificates to the Issuer for execution, if required for their issuance under Belgian law or the terms of the Indenture. Upon any such execution by the Issuer of the Definitive Registered Notes and Certificates, or otherwise upon their delivery to the Trustee, the Trustee shall authenticate (in accordance with the provisions of the Indenture) any new Definitive Registered Note and/or Certificate if required to be so authenticated under Belgian law or the terms of the Indenture and shall, upon entry of such Holder in the Register as specified below, deliver a Certificate to the Holder entitled thereto. The Issuer or an agent appointed by the Issuer for such purpose shall register such Certificates in the Register in such name or names given to it by the relevant person as set out in Appendix A to the Indenture, and the Issuer or such agent shall promptly notify the Principal Paying Agent that it has done so. The Issuer shall also arrange for such Global Notes and any documents evidencing the issuance of the Definitive Registered Notes or specifying their terms as are required to enable the Principal Paying Agent or any other Paying Agent and/or the Trustee to perform their obligations under this Agreement and the relevant provisions of the Indenture to be made available to the Trustee and/or the Principal Paying Agent or any other Paying Agent from time to time and in accordance with the provisions of the Clearing Agreement.

5.	DUTIES OF THE AGENTS

5.1	Administrative Duties

If and to the extent specified by the Indenture and the terms of this Agreement, each Paying Agent will:

(a)	receive and process requests for the transfer, exchange, redemption and repurchase of interests in the Global Notes or Definitive Registered Notes, as the case may be, inform the other Paying Agents, as applicable, of required matters in connection therewith, and assist in the issue of Definitive Registered Notes and any revised “Schedule of Amendment of the Principal” in respect of the Global Notes, in each case, in accordance with the terms and conditions of this Agreement and the Indenture, including, without limitation, the restrictions on transfer and exchange set forth in Section 2.07 and Appendix A thereof; and

(b)	carry out such other acts as may be necessary to give effect to the Indenture and the other provisions of this Agreement.

5.2	Transfer, Exchange and Redemption

(a)	Transfers, exchanges and redemption by the Issuer or any Holder of interests in the Global Notes, the issue of a new “Schedule of Amendments to the Principal” attached to any Global Note and registration of transfers and exchanges of interests in Definitive Registered Notes shall, in each case, be made pursuant to Section 2.07 and Appendix A of the Indenture. (b) To the extent permitted under the Indenture, the Issuer, or an agent appointed by the Issuer for such purpose, will receive requests for the transfer of interests in Definitive Registered Notes into interests in any Global Note, and instruct the Issuer, or the agent appointed by the Issuer for such purpose, to make the necessary entries in the Register and instruct the Principal Paying Agent to issue a new “Schedule of Amendment of the Principal” attached to the relevant Global Note in accordance with the terms and conditions of this Agreement (including, without limitation, those set forth in Clause 5.2 (a), above). The Trustee shall cause to be authenticated and delivered (in accordance with Clause 4.2 (The Definitive Registered Notes) and the provisions of the Indenture) to each holder of any interest in a Definitive Registered Note, a Definitive Registered Note and a Certificate in respect thereof in the form set out in the Indenture.

(c)	The Principal Paying Agent will receive requests for the transfer and/or exchange of interests in any Global Note into interests in Definitive Registered Notes, issue a new “Schedule of Amendment to the Principal” attached to the relevant Global Note in accordance with the terms and conditions of this Agreement (including, without limitation, those set forth in Clause 5.2 (a), above) and instruct the Issuer, or an agent appointed by the Issuer for such purpose, to make the necessary entries in the Register. The Trustee shall cause to be authenticated and delivered (to the extent required by and in accordance with Clause 4.2 (The Definitive Registered Notes) and the provisions of the Indenture) to each holder of an interest in any Definitive Registered Note, a Definitive Registered Note and a Certificate in respect thereof in the form set out in the Indenture.

(d)	The Principal Paying Agent will receive requests for all other transfers and/or exchanges and/or redemption by the Issuer of the Notes, except as otherwise set forth in Section 2.07 and Appendix A of the Indenture, and shall issue a new “Schedule of Amendments of the Principal” attached to any Global Note in accordance with the terms and conditions of this Agreement (including, without limitation, those set forth in Clause 5.2 (a) above) to the NBB who will amend the principal amount of the Global Note(s) accordingly.

(e)	The Principal Paying Agent will at all times ensure that any transfers and/or exchanges described in clause 5.2 (b) and (c) comply with the certification requirements described in Appendix A of the Indenture.

5.3	Replacement Notes

Replacement Notes shall be issued pursuant to Section 2.08 of the Indenture.

5.4	Cancellation

Cancellation of Notes shall be made pursuant to Section 2.11 of the Indenture.

5.5	Miscellaneous

(a)	The Principal Paying Agent will, if requested by the Issuer, instruct the NBB, Euroclear and/or Clearstream, as applicable, to send Form W-8’s and/or Form W-9’s, as applicable, to the Participants and Indirect Participants with the instruction to deliver such Form W-8’s and Form W-9’s to the Issuer.

(b)	The Principal Paying Agent will, at all times, comply with its obligations under, and enforce the provisions of the Clearing Agreement.

(c)	Should the NBB enter into an agreement with the sub-custodian in accordance with the provisions of Section 5.1 of the Clearing Agreement and inform the Principal Paying Agent thereof, the Principal Paying Agent will request from NBB a copy of such agreement and, on receipt of any such agreement, shall provide a copy of the same to the Issuer.

6.	DOCUMENTS AND FORMS

6.1	Supply of Forms

The Issuer will deliver to the Trustee for the performance of its duties hereunder, from time to time, so long as any Definitive Note is outstanding, a supply of forms of certificates of interests in Definitive Registered Notes sufficient to meet the Trustee’s anticipated requirements for certificates of interests in Definitive Registered Notes in reasonably sufficient time for the issue of the certificates of interest in Definitive Registered Notes.

6.2	Safekeeping of Notes

The Trustee shall maintain in safe custody all forms of certificates of interests in Definitive Registered Notes and forms of Definitive Registered Notes delivered to and held by it and shall ensure that certificates of interests in Definitive Registered Notes, Definitive Registered Notes and Global Notes are issued only in accordance with the Indenture (including the provisions of the Global Notes) and the provisions of this Agreement. The Global Notes, subject to the terms of the Clearing Agreement, will be held by the NBB.

6.3	Information

Within seven days of any request in writing therefor by the Issuer, so long as any of the Definitive Notes are outstanding, the Trustee shall certify to the Issuer the number of forms of certificates of interests in Definitive Registered Notes and forms of Definitive Registered Notes held by it hereunder.

7.	PAYMENT

7.1	Payment to the Principal Paying Agent or to the Registrar

In order to provide for the payment of principal and interest in respect of the Global Notes or the Definitive Registered Notes, as the case may be, as the same becomes due and payable, the Issuer shall pay or procure to be paid to the Principal Paying Agent or, respectively, the Registrar (as defined in the Indenture), for value at least two Business Days before the day on which such payment becomes due, an amount equal to the amount of principal and/or (as the case may be) interest falling due in respect of such Global Notes or Definitive Registered Notes, as the case may be, on the due date.

7.2	Manner and Time of Payment and Pre-advice of Payment

Each amount payable under Clause 7.1 (Payment to the Principal Paying Agent or to the Registrar) shall be paid unconditionally by credit transfer in the payment currency and in same day, freely transferable cleared funds no later than 10.00 a.m. (Brussels time) on the relevant day (with value as defined under Clause 7.1 (Payment to the Principal Paying Agent or to the Registrar)) to such account at such bank as the Principal Paying Agent, or as the case may be, the Registrar, may from time to time by notice to the Issuer (with a copy to the Trustee) specify for such purpose subject to receipt of confirmation by the Principal Paying Agent that it has sent no notice of cancellation of the Global Notes to the NBB. The Issuer, shall before 9.00 a.m. (Brussels time) on the second Business Day prior to the day on which the Principal Paying Agent or, as the case may be, the Registrar, receives payment for amounts, procure that the bank effecting payment for it confirms by tested telex or SWIFT MT100 message (or any other method acceptable to the Principal Paying Agent or, as the case may be, the Registrar) to the Principal Paying Agent or, as the case may be, the Registrar, the payment instructions relating to such payment.

7.3	Notification in the Event of Non-Payment or Failure to Pre-advise Payment

The Principal Paying Agent or, as the case may be, the Registrar, shall forthwith notify the Trustee, any other Paying Agents, the Issuer if (a) it has not by the time specified for its receipt received the confirmation referred to in Clause 7.2 (Manner and Time of Payment and Pre-advice of Payment) or (b) if it has not by the relevant date specified in Clause 7.1 (Payment to the Principal Paying Agent or to the Registrar) received unconditionally the full amount in the payment currency required for the payment, unless it is satisfied that it will receive such amount.

7.4	Payments by the Principal Paying Agent in respect of the Global Notes

(a)	The Principal Paying Agent, so long as the Notes are evidenced by the Global Notes, shall make or procure the making of payments of principal and interest in respect of such Notes held through the X/N System to accounts specified by the NBB or any successor-operator of the X/N System in accordance with the Clearing Regulations, this Agreement and the Indenture.

(b)	In the case of payment of principal, so long as the Notes are evidenced by the Global Notes, the Principal Paying Agent shall procure that there is noted in the “Schedule of Amendment of the Principal” to such Global Note, the amount of such payment and the remaining principal amount of such Global Note (which shall be the previous principal amount thereof less the amount of principal then paid) and shall procure the signature of such notation on its behalf.

7.5	Payments by the Paying Agents in respect of the Definitive Registered Notes

Any Paying Agent acting through its specified offices shall make payments of principal and interest in respect of Definitive Registered Notes to holders of certificates of interests in Definitive Registered Notes, in accordance with this Agreement and the Indenture; provided, however, that:

(a)	if any certificate of interest in a Definitive Registered Note is presented or surrendered for payment to any Paying Agent and such Paying Agent has delivered a replacement therefor or has been notified that the same has been replaced, such Paying Agent shall forthwith notify the Issuer and the Trustee of such presentation or surrender and shall not make payment against the same until it is so instructed by the Issuer or the Trustee and the relevant Paying Agent has received the amount to be so paid; and

(b)	any of the Paying Agents shall cancel each certificate of interest in a Definitive Registered Note against presentation and surrender of which it has made full payment and shall deliver each certificate of interest in a Definitive Registered Note so cancelled by it to, or to the order of, the Trustee.

7.6	Payment after Failure to Pre-advise of Late Payment

The Principal Paying Agent shall forthwith notify by fax, in accordance with Clause 9 (Notices), each of the other Paying Agents, if any, the Issuer, the Trustee, and, if requested by the Trustee (at the expense of the Issuer), the Holders if at any time following the giving of a notice by the Principal Paying Agent under Clause 7.3 (Notification in the Event of Non-Payment or Failure to Pre-advise Payment) either any payment provided for in Clause 7.1 (Payment to the Principal Paying Agent or to the Registrar) is made on or after its due date but otherwise in accordance with this Agreement or the Principal Paying Agent is satisfied that it will receive such payment.

7.7	Suspension of Payment by Paying Agents

Upon receipt of a notice from the Principal Paying Agent or, as the case may be, the Registrar, under Clause 7.3 (Notification in the Event of Non-Payment or Failure to Pre-advise Payment), each Paying Agent shall cease making payments as soon as is reasonably practicable.

7.8	Reimbursement of certain Paying Agents

The Registrar shall, on receipt of such payments from the Issuer, on demand promptly reimburse each Paying Agent for payments in respect of Definitive Registered Notes, properly made by it in accordance with the relevant provisions of Indenture and this Agreement.

7.9	Method of Payment to Principal Paying Agent and Registrar

All sums payable to the Principal Paying Agent or, as the case may be, the Registrar, hereunder shall be paid in the payment currency to such account with such bank as the Principal Paying Agent or, as the case may be, the Registrar, may from time to time notify to the Issuer.

7.10	Moneys held by Principal Paying Agent or the Registrar

The Principal Paying Agent or, as the case may be, the Registrar, shall hold money for the benefit of the Holders. The Principal Paying Agent or, as the case may be, the Registrar, (a) may not exercise any lien, right of set-off or similar claim in respect of them and (b) shall not be liable to anyone for interest on any sums held by it under this Agreement. Each Paying Agent (except The Bank of New York (Luxembourg) S.A.) agrees that it shall hold such sums in trust for the benefit of the Holders all moneys held by such Paying Agent (except The Bank of New York (Luxembourg) S.A.) for the payment of principal, premium, if any, or interest on the Global Notes or the Definitive Registered Notes, as the case may be, and will notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent (except The Bank of New York (Luxembourg) S.A.) to pay all money held by it to the Trustee. Upon payment over to the Trustee, each Paying Agent (except The Bank of New York (Luxembourg) S.A.) will have no further liability for the money.

7.11	Interest

If the Principal Paying Agent or, as the case may be, the Registrar, pays out any amount due in respect of the Global Notes or the Definitive Registered Notes, as the case may be, in accordance with the Indenture or due in accordance with Clause 7.8 (Reimbursement of certain Paying Agents) before receipt of the amount due under Clause 7.1 (Payment to the Principal Paying Agent or the Registrar), the Issuer shall on demand reimburse the Principal Paying Agent or, as the case may be, the Registrar, for the relevant amount and pay interest to the Principal Paying Agent or, as the case may be, the Registrar, on such amount that is outstanding from the date on which it is paid out to the date of reimbursement at the rate per annum equal to the cost to the Principal Paying Agent or, as the case may be, the Registrar, of funding the amount paid out, as certified by the Principal Paying Agent or, as the case may be, the Registrar. Such interest shall be compounded daily.

7.12	Repayment

If claims in respect of any Global Note or Definitive Registered Note, as the case may be, become prescribed under the Indenture, the Principal Paying Agent or, as the case may be, the Registrar, shall forthwith repay to, and at the request of, the Issuer the amount (if any) which would have been due on such Global Note or Definitive Registered Note, as the case may be, if it had been presented for payment before such claim became void or prescribed. The Principal Paying Agent or, as the case may be, the Registrar, shall not, subject to Clause 12 (General), be otherwise required or entitled to repay any sums received by it under this Agreement save as specifically required hereunder.

7.13	Void Claims

If claims in respect of any Global Note or Definitive Registered Note, as the case may be, become void under the Indenture, the Principal Paying Agent or, as the case may be, the Registrar, shall forthwith repay to the Issuer the amount (if any) which would have been due on such Global Note or Definitive Registered Note if such Global Note or Definitive Registered Note had been presented for payment before such claim became void.

8.	CANCELLATION, DESTRUCTION AND RECORDS

8.1	Cancellation

All Certificates which are surrendered to any Paying Agent for transfer, exchange, redemption or repurchase shall be delivered to the Issuer or its appointed agent for cancellation, which, with respect to Definitive Registered Notes, will include sending an instruction to the Registrar to reduce the relevant principal amount on the Register against the name of the Holder unless such Paying Agent is instructed otherwise by the Trustee.

8.2	Certification of Payment Details

The relevant Paying Agent shall as soon as practicable after redemption, payment, exchange or replacement of Global Notes or certificates of interest in Definitive Registered Notes, as the case may be, upon written request furnish to the Issuer and the Principal Paying Agent, a certificate stating:

(a)	the aggregate principal amount(s) of Global Notes, distinguishing among the different forms in which the Global Notes exist, or Definitive Registered Notes, as the case may be, which have been redeemed and the aggregate amount(s) paid in respect of interest paid on each Global Note or Definitive Registered Note, as the case may be;

(b)	the Common Code and ISIN numbers of such Global Notes, distinguishing among the different forms in which the Global Notes exist, or Definitive Registered Notes, as the case may be,

(c)	the aggregate principal amounts of Global Notes, distinguishing among the different forms in which the Global Notes exist, or Definitive Registered Notes, as the case may be, which have been so exchanged or surrendered and replaced.

8.3	Destruction

Unless otherwise previously instructed by the Issuer or its appointed agent, the Principal Paying Agent or its designated agent shall destroy, to the extent they had physical form, all cancelled Definitive Registered Notes and send the Issuer and the relevant Paying Agent a certificate giving the certificate numbers, if any, of such Definitive Registered Notes and any Certificates in numerical sequence and the aggregate amount paid in respect of such Definitive Registered Notes.

8.4	Records

The Principal Paying Agent or, as the case may be, the Registrar, shall keep or cause to be kept a record of the transfer, exchange, payment, redemption and repurchase of all Notes or, respectively, Definitive Registered Notes, as the case may be. They shall make or shall cause to be made such record available at all reasonable times to the Issuer.

8.5	Warning Notice

To the extent relevant, whenever any Definitive Registered Note (in whatever form) or any Certificate alleged to have been lost, stolen or destroyed, and in replacement for which a new Definitive Registered Note or Certificate, as the case may be, has been delivered, shall be presented to any of the Paying Agents or for payment, such Paying Agent shall immediately send notice thereof to the Trustee, which shall immediately inform the Issuer and the Registrar and such Paying Agent shall not be obliged to make any payment in respect of such Definitive Registered Note or Certificate, as the case may be, until instructed to do so by the Registrar who shall have been so instructed by the Issuer.

9.	NOTICES

Any notice or communication by any party hereunder to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

(a)	If to the Issuer, at:

Square Marie Curie 40

1070 Brussels

Belgium

Fax:             + 32 2412 2118 (for Richard James)

                    + 32 2412 2118 (for William Schoofs)

Attention:     Richard James and William Schoofs (separate notices for each person)

If to the Principal Paying Agent, at:

ING Belgium sa/nv

avenue Marnix 24

B-1000 Brussels

Belgium

Fax:             +32 2 547 36 86

Attention:     Securities Transaction Management

(b)	If to the Trustee, at:

The Bank of New York

One Canada Square

London E14 5AL

England

Fax:             +44 20 7964 6399

Attention:     Corporate Trust Administration

(c)	If to the Luxembourg Paying Agent, at:

The Bank of New York (Luxembourg) S.A.

Aérogolf Centre

1A, Hoehenhof

L-1736 Senningerberg

Luxembourg

Fax:             +44 20 7964 6399

Attention:   Corporate Trust Administration

Any of the above listed Persons, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; two Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided, however, that any such notice or communication which would otherwise take effect after 4:00 p.m. on any particular day shall not take effect until 10:00 a.m. on the immediately succeeding Business Day in the place of addressee.

Any notice or communication delivered pursuant this Agreement to a Holder of Definitive Registered Notes will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Register. Failure to mail a notice or communication to such Holder or any defect in it will not affect its sufficiency with respect to other Holders.

All notices to the Holders (while any Notes are represented by one or more Global Notes) shall be made in accordance with Section 10.02 of the Indenture.

If a notice or communication is mailed or published in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

10.	DOCUMENTS AND FORMS

10.1	Distribution by Paying Agents

The Issuer or its appointed agent shall provide to the relevant Paying Agent for distribution to the relevant Holder upon such Holder’s request:

(a)	specimen Certificates, if the same are prepared; and

(b)	sufficient copies of this Agreement and the Indenture together with electronic copies in a protected file format to be available for inspection, together with any other documents required to be available for inspection or made available to Holders.

10.2	Documents for Inspection

On behalf of the Issuer, the Principal Paying Agent and each of the other Paying Agents, if any, will make available through their respective specified offices to Holders during usual business hours any documents sent to the Principal Paying Agent for this purpose by the Issuer, as the case may be.

11.	INDEMNITY

11.1	Indemnity by the Issuer

The Issuer shall indemnify each of the Paying Agents (together with such Agent’s directors, officers and employees) against any losses, liabilities, costs, expenses, claims, actions or demands which such Paying Agent may incur or which may be made against such Paying Agent as a result of or in connection with the appointment or the exercise of or performance of the powers, authorities and duties of such Paying Agent, as the case may be, under this Agreement relating to the Global Notes or Definitive Registered Notes, as the case may be, except such as may result from its own willful default, fraud, negligence, bad faith or failure to comply with its obligations hereunder or that of its officers, employees or agents provided, however that this Clause 11.1 shall not apply to the extent that any or all of the Paying Agents became Paying Agents of the Trustee in accordance with Clause 3.10 of this Agreement.

11.2	Indemnity by the Paying Agents

Each of the Paying Agents (except The Bank of New York (Luxembourg) S.A.) shall severally indemnify the Issuer against any loss, liability, cost, expense, claim, action or demand which the Issuer may incur or which may be made against the Issuer, as a result of such Paying Agent’s own willful default, fraud, negligence, bad faith or failure to comply with its obligations under this Agreement or that of its officers, employees or agents. Notwithstanding the foregoing under no circumstances will any Paying Agent be liable to the Issuer or any other party for the consequential loss (being loss of earnings, good will and operating profit even if such Paying Agent has been advised of the possibility of such loss).

11.3	Payment

In relation to Clause 11.1 (Indemnity by the Issuer) and Clause 11.2 (Indemnity by the Paying Agents), the Issuer or the relevant Paying Agent (as applicable) shall indemnify the Paying Agents and the Issuer, respectively and as applicable, promptly upon receipt by the Issuer of a demand therefor supported by evidence of such loss, liability, cost, expense, claim, action or demand.

11.4	Paying Agents’ Liability

Each Paying Agent shall not be liable for any loss caused by events beyond its reasonable control including any malfunction, interruption or error in the transmission of information caused by any machine or systems or interception of communication facilities, abnormal operating conditions or force majeure. Each Paying Agent shall have no liability whatsoever for any consequential, special, indirect or speculative loss or damages (including, but not limited to, loss of profits, whether or not foreseeable) suffered by the Issuer in connection with the transactions contemplated by and the relationship established by this Agreement even if such Paying Agent has been advised as to the possibility of the same. These provisions will override all other provisions of this Agreement. However, this clause shall not be deemed to apply in the event of a determination of fraud on the part of a Paying Agent in a non-appealable judgment of a court having jurisdiction.

11.5	Survival of Indemnities

The indemnities set out in Clauses 11.1 (Indemnity by the Issuer) and 11.2 (Indemnity by the Paying Agents) shall continue in full force and effect notwithstanding any termination or expiry of this Agreement.

12.	GENERAL

12.1	No Agency or Trust

The Paying Agents shall not be under any obligation to take any action hereunder which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it. No implied duties or obligations shall be read into such documents against any Paying Agent.

Save as set forth in Article 9 of the Indenture, if the terms of the Indenture, the Global Notes or Definitive Registered Notes, as the case may be, are amended on or after the date of this Agreement in a way which affects the duties expressed to be performed by any of the Paying Agents, no Paying Agent shall be obliged to perform such duties as so amended unless it has first approved the relevant change to the terms of the Indenture or the Global Notes or Definitive Registered Notes, as the case may be.

12.2	Consultation

Each Paying Agent may consult with legal or other professional advisers selected by it and the written opinion of such advisers shall be full and complete authorization and protection in respect of any action taken or omitted to be taken by such Paying Agent hereunder in good faith and in accordance with the opinion of such advisers.

12.3	Reliance on Documents

Each Paying Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon any, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties.

12.4	Other Relationships

The Principal Paying Agent and the other Paying Agents and their affiliates, directors, officers and employees may become the owners of, or acquire any interest in, any Notes or Definitive Registered Notes, as the case may be, with the same rights as any other owner or holder, and may engage or be interested in any business transaction with the Issuer without being liable to account to the Holders for any resulting profit, and may act on, or as depository, trustee or agent for, any committee or body of Holders or other obligations of the Issuer as freely as if they were not a party, or connected with a party, to this Agreement.

12.5	Owner

Except as ordered by a court of competent jurisdiction or as required by law, each of the Paying Agents shall deem and treat the Person in whose name any Global Note is entered in the relevant account of the NBB, the X/N System, or Definitive Registered Note is registered in the Register as absolute owner thereof for the purpose of making payments and for all other purposes subject to the terms of the Indenture.

12.6	No Lien

None of the Paying Agents shall exercise any lien, right of set-off or similar claim against the Issuer, any Holder of the Global Notes or Definitive Registered Notes, as the case may be, or over any amount held by them pursuant to the terms hereof.

12.7	Successor

In this Agreement, “successor” in relation to a party hereto means an assignee or successor in title of such Person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of such party hereunder to which under such laws the same has been transferred.

12.8	Reliance on Certificates

Each Paying Agent shall be able to rely on the certificate of any party without enquiry as to any statement of such party such Paying Agent requires under the terms of this Agreement to carry out its duties hereunder.

12.9	Conflicts with the Clearing Agreement and the Indenture

To the extent that any terms and conditions set forth herein regarding the duties and obligations of the Paying Agents conflict with the provisions of the Clearing Agreement or the Indenture, the terms of the Indenture and then the Clearing Agreement shall govern.

12.10	Amendment and Waiver

The Issuer and the Paying Agents shall only agree to any amendment or modification to this Agreement in compliance with the relevant provisions of the Indenture.

13.	CHANGE IN APPOINTMENTS

13.1	Termination

(a)	Subject to Clause 13.7, the Issuer, with the prior written approval of the Trustee, may at any time appoint additional Paying Agents and/or terminate the appointment of any Paying Agent by giving to the Principal Paying Agent and the Paying Agent concerned at least 60 days’ prior written notice to that effect; provided always that in the case of termination of the appointment of the Principal Paying Agent, no such notice shall take effect until a new Principal Paying Agent (approved in advance in writing by the Trustee) to exercise the powers and undertake the duties hereby conferred and imposed upon the Principal Paying Agent has been appointed and, provided further that any new Principal Paying Agent holds an account in the X/N System and agrees to be bound by the provisions of the Clearing Agreement.

(b)	Subject to Clause 13.7, if at any time any Paying Agent shall be adjudged bankrupt or insolvent, or shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or similar official of all or any substantial part of its property, or if a receiver of it or of all or any substantial part of its property shall be appointed, or if any public officer shall take charge or control of the Paying Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, or a resolution is passed or an order made for the winding up of the Paying Agent, the Issuer may, with the prior written approval of the Trustee, terminate the appointment of such Paying Agent forthwith upon giving written notice and without regard to the provisions of 13.1 (a) above except in the case of the Principal Paying Agent whose appointment may not be terminated until a new Principal Paying Agent has been appointed who holds an account in the X/N System and agrees to be bound by the provisions of the Clearing Agreement. The termination of the appointment of any Paying Agent hereunder shall not entitle such Paying Agent to any amount by way of compensation but shall be without prejudice to any amount then accrued due.

13.2	Resignation

(a)	Subject to Clause 13.7, any Paying Agent may resign its appointment hereunder at any time by giving to the Issuer, the Trustee and (except in the case of resignation of the Principal Paying Agent) the Principal Paying Agent at least 60 days’ written notice to that effect; provided that in the case of resignation of the Principal Paying Agent (approved in advance in writing by the Trustee) no such resignation shall take effect until a new Principal Paying Agent shall have been appointed by the Issuer to exercise the powers and undertake the duties hereby conferred and imposed upon the Principal Paying Agent and such new Principal Paying Agent holds an account in the X/N System and agrees to be bound by the provisions of the Clearing Agreement.

(b)	If any Paying Agent gives notice of its resignation in accordance with this Clause 13.2 (Resignation) and a replacement Paying Agent is required and by the tenth day before the expiration of such notice such replacement has not been duly appointed, such Paying Agent may itself appoint as its replacement any reputable and experienced financial institution. Immediately following such appointment, such Paying Agent shall give notice of such appointment to the Issuer, the Trustee and the remaining Paying Agents whereupon the Issuer, the remaining Paying Agents and the replacement Paying Agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.

13.3	Effect of Resignation

Upon its resignation or removal becoming effective:

(a)	the Principal Paying Agent shall forthwith transfer all moneys and records held by it hereunder to the successor Principal Paying Agent, but shall have no other duties or responsibilities hereunder, and shall be entitled to the payment by the Issuer, of its remuneration for the services previously rendered hereunder in accordance with the terms of Clause 14 (Fees and Expenses) and to the reimbursement of all reasonable expenses (including legal fees) incurred in connection therewith; and

(b)	the Principal Paying Agent shall repay to the Issuer (or to the Issuer’s order) a pro rata proportion (calculated on the basis of the total number of interest payments under the Global Notes or Definitive Registered Notes, as the case may be) of the fees paid to it in such capacity hereunder.

13.4	Merger or Consolidation

A corporation into which any Paying Agent is merged or with which it is consolidated or which results from a merger or consolidation to which it is a party shall, to the extent permitted by applicable law, be the successor Paying Agent under this Agreement. The Agent agrees to do all such further acts and things (if any) as are necessary to give effect to this Clause 13.4 (Merger or Consolidation). The Paying Agent shall forthwith notify the other parties to this Agreement as soon as practicable after it becomes aware that any such event shall occur, giving details of the date on which such event is to occur and of the successor Paying Agent.

13.5	Vesting of Powers

Upon any successor Paying Agent appointed hereunder executing, acknowledging and delivering to the Issuer and the Trustee an instrument accepting such appointment hereunder, it shall, without any further act, deed or conveyance, become vested with all authority, rights, powers, trusts, indemnities, duties and obligations of the Paying Agent hereunder.

13.6	Change of Office

If any Paying Agent shall change its specified office, it shall give to the Issuer and (where applicable) the Principal Paying Agent, not less than 30 days’ prior written notice to that effect giving the address of the changed specified office. On behalf of the Issuer, the Principal Paying Agent (or failing which the Issuer) shall (unless the appointment of the Principal Paying Agent or the relevant Paying Agent is to terminate pursuant to Clause 13.1 (Termination) or 13.2 (Resignation) on or prior to the date of such change) give to the Holders at least 15 days’ notice of such change and of the address of the changed specified office in accordance with the Section 10.02 of the Indenture.

13.7	Change in the appointment of the Principal Paying Agent

In the event that the Principal Paying Agent ceases to hold an account in the X/N System or the appointment of the identity of the Principal Paying Agent is changed in accordance with the provisions of Clauses 13.1 and 13.2, above, the Principal Paying Agent shall remain obligated to fully perform its obligations under this Agreement until a new Principal Paying Agent is appointed, who holds an account in the X/N System, agrees to be bound by the provisions of the Clearing Agreement and fully assumes the function of Principal Paying Agent under this Agreement.

14.	FEES AND EXPENSES

14.1	Fees

The Issuer shall, in respect of the services to be performed by the Principal Paying Agent and the other Paying Agents under this Agreement, pay to the Principal Paying Agent or the relevant Paying Agent the fee (together with any applicable value added tax thereon which may be imposed in any relevant jurisdiction) as separately agreed in writing.

14.2	Expenses

The Issuer shall also pay, or procure the payment of, (against presentation of the relevant invoices) all out-of-pocket expenses (including, without limitation, reasonable cable and postage expenses and insurance costs but excluding the clearing expenses of the NBB) reasonably incurred by the Principal Paying Agent and/or the other Paying Agents in connection with their services hereunder, together with any applicable value added tax as aforesaid.

The Issuer shall also pay the clearing expenses of the NBB in accordance with the Clearing Agreement.

14.3	Taxes and Duties

The Issuer agrees to pay, or procure the payment of, any and all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Agreement, and the Issuer shall indemnify each Paying Agent on demand against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, reasonable legal fees and any applicable value added tax) which it incurs as a result or arising out of or in relation to any failure by the Issuer to pay or delay in paying any of the same. All payments by the Issuer made in accordance with this Clause 14.3 (Taxes and Duties) or 11.1 (Indemnity by the Issuer) shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by any government having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer shall pay such additional amounts as will result in the relevant Paying Agent receiving such amounts as would have been received by it if no such withholding or deduction had been required.

14.4	Amendments to this Clause 14 (Fees and Expenses)

At the request of the Principal Paying Agent, the parties to this Agreement may, from time to time during the continuance of this Agreement review the fees agreed initially pursuant to Clause 14.1 (Fees) with a view to determining whether the parties can mutually agree upon any changes to such fees.

15.	COUNTERPARTS

This Agreement may be executed and delivered in any number of counterparts, all of which, taken together, shall constitute one and the same document and any party to this Agreement may enter into the same by executing and delivering a counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

16.	SEVERABILITY

In case any provision in this Agreement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

17.	GOVERNING LAW, GOVERNING LANGUAGE AND JURISDICTION

17.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of New York.

17.2	Appointment of Process Agent by Issuer

The Issuer has appointed, as its authorized agent (the “Authorized Agent”) Corporate Service Company, upon whom process may be served in any such suit, action or proceeding arising out of or based upon this Agreement, which may be instituted in a court located in the Borough of Manhattan, the City of New York (the “Appointment Letter Agreement”).

17.3	Jurisdiction

The parties hereto submit to the non-exclusive jurisdiction of the U.S. Federal and state courts in the Borough of Manhattan, The City of New York.

17.4	U.S. securities law requirements

If and to the extent required by the Indenture, this Agreement shall be subject to and shall incorporate any requirements of the US Trust Indenture Act as in effect on the Closing Date.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

THE ISSUER

DELHAIZE GROUP S.A.

By:	/s/ Richard James
Name:	Richard James
Title:	Vice President - Finance

THE PRINCIPAL PAYING AGENT

ING BELGIUM SA/NV

By:	/s/ L. Diez-Rouleff	By:	/s/ Bertrand Soenen
Name:	L. Diez-Rouleff	Name:	Bertrand Soenen
Title:	Fondé de pouvoir	Title:	Sous-directeur

THE TRUSTEE

THE BANK OF NEW YORK

By:	/s/ Jason Blondell
Name:	Jason Blondell
Title:	Authorized Signatory